                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




                     Commission file number   1-10442
                                            -----------


 Date of Report (Date of earliest event reported)   SEPTEMBER 11, 1995
                                                  -----------------------


                    FIRST FINANCIAL MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               GEORGIA                                     58-1107864
------------------------------------                ----------------------------
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                       Identification No.)



  3 CORPORATE SQUARE, SUITE 700,   ATLANTA, GEORGIA                 30329
--------------------------------------------------------------------------------
         (Address of principal executive offices)                (Zip Code)


    (Registrant's telephone number, including area code)  (404) 321-0120
                                                         ----------------



                                NOT APPLICABLE
--------------------------------------------------------------------------------
       (Former name, former address and formal fiscal year, if changed since last report)


                          This is page 1 of 25 pages.
                   The exhibit index can be found on page 24.

Item 5.  Other Events

As previously disclosed in First Financial Management Corporation's ("FFMC" or "First Financial") Current Report on Form 8-K dated June 22, 1995, First Financial entered into an Agreement and Plan of Merger (the "Merger"), dated as of June 12, 1995, among First Financial, First Data Corporation ("FDC" or "First Data") and FDC Merger Corp., a wholly owned subsidiary of First Data. The Merger Agreement provides for the merger of F.C. Merger Corp. with and into First Financial, with First Financial remaining as the surviving corporation in the merger and thus becoming a wholly owned subsidiary of First Data. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, each share of First Financial's common stock will be converted into 1.5859 shares of common stock of First Data.

First Financial and First Data had previously completed preparation of certain Unaudited Pro Forma Condensed Combined Financial Statements reflecting the combined operations of First Financial and First Data through March 31, 1995, which were included in First Financial's Current Report on Form 8-K dated July 25, 1995. Such pro forma financial statements have now been updated by both First Financial and First Data to reflect the most recent interim results of both companies through June 30, 1995 and revised to reflect the effect of completed acquisitions. The pro forma effect of completed acquisitions by FDC and FFMC was previously included in FFMC's Current Report cited above as supplemental information.

First Financial is filing this Current Report on Form 8-K to make publicly available these updated Unaudited Pro Forma Condensed Combined Financial Statements and is also including interim financial statements previously filed by First Data but not yet part of First Financial's publicly filed reports.
The pro forma financial information for the 1994 interim period is reflected in a note to the pro forma statements of income as it only reflects the effects of the proposed merger of FDC and FFMC (the "Merger"), as required by Regulation S-X, Rule 11-02(c)(2)(ii). FFMC has also included, in a note to the pro forma financial statements, historical condensed combined income statement information giving effect only to the merger for the year ended December 31, 1994 and the six months ended June 30, 1995 as this reflects FDC's income statement information as it will be restated subsequent to consummation of the Merger.

Item 7.  Financial  Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Constituent Corporations.

         For the financial statements of First Financial for the six months ended June 30, 1995 and 1994, see First Financial's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

         The following financial statements of First Data are included herein:

         First Data Corporation Financial Statements:

         Independent Accountants' Review Report

         Consolidated Statements of Income for the three and six months ended
               June 30, 1995 and 1994 (Unaudited)

         Consolidated Balance Sheets as of June 30, 1995 (Unaudited) and
               December 31, 1994

         Consolidated Statements of Cash Flows for the six months ended June
               30, 1995 and 1994 (Unaudited)

         Notes to Unaudited Consolidated Financial Statements

(b) Pro Forma Combined Financial Statements (Unaudited):

    Pro Forma Condensed Combined Balance Sheet as of June 30, 1995 and
         Condensed Combined Statements of Income for the six months ended June 30, 1995 reflecting combined pro forma operations of First Data Corporation and First Financial Management Corporation and acquired entities.

    Pro Forma Condensed Combined Statement of Income for the six months ended
         June 30, 1995 reflecting combined operations of First Data Corporation and CESI Holdings, Inc.

(c) Exhibits

    15.1     Letter of Ernst & Young, LLP

                     Independent Accountants' Review Report



The Stockholders and Board of Directors
First Data Corporation


We have reviewed the accompanying consolidated balance sheet of First Data Corporation as of June 30, 1995, and the related consolidated statements of income for the three-month and six-month periods ended June 30, 1995 and 1994, and the consolidated statements of cash flows for the six-month periods ended June 30, 1995 and 1994. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of First Data Corporation as of December 31, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated February 3, 1995, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1994, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                                               ERNST & YOUNG LLP


New York, New York
August 4, 1995

                           FIRST DATA CORPORATION
                      CONSOLIDATED STATEMENT OF INCOME
              (Amounts in thousands, except per share amounts)
                                 (Unaudited)

                                                 THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      JUNE 30,              JUNE 30,
                                                -------------------   -------------------
                                                  1995       1994       1995       1994
                                                --------   --------   --------   --------
REVENUES:
  Fee revenues, net                             $447,362   $362,884   $830,703   $696,932
  Fees related to sale of TRS financial
     instruments, net                             55,250     46,701    109,420     88,473
                                                --------   --------   --------   --------
            Total                                502,612    409,585    940,123    785,405
                                                --------   --------   --------   --------

EXPENSES:
  Human resources                                194,896    161,363    369,229    311,808
  Equipment, supplies and facilities              84,686     59,595    151,946    112,986
  Depreciation and amortization                   51,714     34,810     94,616     65,891
  Professional, advertising and other             73,503     66,466    138,813    124,532
                                                --------   --------   --------   --------
            Total                                404,799    322,234    754,604    615,217
                                                --------   --------   --------   --------

OPERATING INCOME                                  97,813     87,351    185,519    170,188

INTEREST EXPENSE                                 (14,580)   (10,652)   (25,191)   (21,471)

OTHER INCOME                                      77,937      1,800     80,937      3,600
                                                --------   --------   --------   --------

PRETAX INCOME                                    161,170     78,499    241,265    152,317

INCOME TAXES                                     103,223     31,952    133,106     62,068
                                                --------   --------   --------   --------

NET INCOME                                      $ 57,947   $ 46,547   $108,159   $ 90,249
                                                ========   ========   ========   ========


NET INCOME PER COMMON SHARE                     $   0.49   $   0.42   $   0.94   $   0.81
                                                ========   ========   ========   ========


WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                             119,355    111,438    115,615    111,530
                                                ========   ========   ========   ========


CASH DIVIDENDS DECLARED PER COMMON SHARE        $   0.03   $     --   $   0.06   $   0.03
                                                ========   ========   ========   ========

               See notes to consolidated financial statements.

                            FIRST DATA CORPORATION
                          CONSOLIDATED BALANCE SHEET
                               ($ in thousands)
                                 (Unaudited)

                                                                               JUNE 30,     DECEMBER 31,
                                ASSETS                                           1995           1994
                                                                             ----------      ----------
Cash and cash equivalents                                                    $  111,434      $  166,203
Short-term investments                                                           58,189         197,134
Equity securities available for sale                                            209,480              --
Proceeds including proceeds due from financial instruments sold               3,794,862       3,058,829
Funds and funds due relating to merchant processing                             284,833              --
Accounts receivable, less allowance: 1995, $8,577; 1994, $7,117                 303,912         262,847
Land, buildings and equipment at cost, net of depreciation:
       1995, $286,175; 1994, $262,590                                           367,288         303,294
Goodwill, net of amortization: 1995, $160,096; 1994, $149,374                 1,581,173         832,349
Other intangibles, net of amortization: 1995, $133,733; 1994, $108,337          424,718         348,886
Other assets                                                                    260,365         249,902
                                                                             ----------      ----------

                                                                             $7,396,254      $5,419,444
                                                                             ==========      ==========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Drafts outstanding                                                           $   58,097      $  197,046
Liabilities relating to financial instruments sold                            3,753,000       3,069,000
Liabilities relating to merchant processing                                     277,422              --
Short-term debt                                                                 372,000          35,000
Long-term debt                                                                  468,292         474,680
Accounts payable                                                                129,092          92,470
Income taxes payable                                                            117,839          60,019
Employee-related liabilities                                                     82,359          84,356
Accrued and other liabilities                                                   378,588         391,614
                                                                             ----------      ----------
          Total liabilities                                                   5,636,689       4,404,185
                                                                             ----------      ----------

Stockholders' equity:
      Common stock, par value $.01 per share,
           authorized 300,000,000 shares; issued 119,527,317
           shares in 1995 and 110,352,000 in 1994                                 1,195           1,104
      Capital surplus                                                           939,682         412,779
      Net unrealized securities gains (losses)                                   30,460          (6,611)
      Foreign currency translation adjustment                                   (18,088)        (17,033)
      Retained earnings                                                         843,229         755,558
      Less treasury stock at cost, 714,720 shares in 1995
           and 2,710,360 in 1994                                                (36,913)       (130,538)
                                                                             ----------      ----------
           Total stockholders' equity                                         1,759,565       1,015,259
                                                                             ----------      ----------

                                                                             $7,396,254      $5,419,444
                                                                             ==========      ==========

               See notes to consolidated financial statements.

                             FIRST DATA CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                ($ in thousands)
                                  (Unaudited)


                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                     --------------------------
                                                                        1995            1994
                                                                     ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                          $ 108,159        $  90,249
 Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation                                                          47,421           34,236
  Amortization (1995 and 1994 include charges
   of $16,561 and $10,128, respectively, against revenues)              63,756           41,783
  Gain on sale of businesses                                           (80,937)          (3,600)
  Other non-cash charges, net                                           20,674            5,944
  Changes in operating assets and liabilities:
   Short-term investments                                              138,945           13,987
   Proceeds including proceeds due from
     financial instruments sold                                       (684,000)        (231,000)
   Funds and funds due relating to merchant processing                 (18,639)              --
   Accounts receivable                                                 (55,564)         (22,137)
   Other assets                                                         (6,564)           5,636
   Drafts outstanding                                                 (138,949)         (13,859)
   Liabilities relating to financial
     instruments sold                                                  684,000          231,000
   Liabilities relating to merchant processing                          27,186               --
   Accounts payable and other liabilities                               40,959           24,303
                                                                     ---------        ---------
    Net cash provided by operating activities                          146,447          176,542
                                                                     ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of variable rate cap agreements                                   --          (28,850)
 Deferred contract costs                                               (75,022)         (46,205)
 Purchase of land, buildings and equipment                             (90,547)         (70,823)
 Acquisition-related expenditures                                     (219,959)         (91,256)
 Divestitures                                                           11,210               --
                                                                     ---------        ---------
    Net cash used by investing activities                             (374,318)        (237,134)
                                                                     ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in short-term debt, net                                      337,000               --
 Principal payments of long-term debt                                 (142,530)          (8,850)
 Proceeds from exercise of stock options                                17,482            4,341
 Purchase of treasury stock                                            (32,821)         (25,210)
 Dividends paid                                                         (6,698)          (6,610)
                                                                     ---------        ---------
    Net cash provided (used) by financing activities                   172,433          (36,329)
                                                                     ---------        ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    669            2,055
                                                                     ---------        ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS                              (54,769)         (94,866)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                       166,203          298,041
                                                                     ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $ 111,434        $ 203,175
                                                                     =========        =========

                See notes to consolidated financial statements.

                             FIRST DATA CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1995
                                  (UNAUDITED)

1.       BASIS OF PRESENTATION

The consolidated financial statements of First Data Corporation (the Company or
FDC) should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 1994. Significant accounting policies disclosed therein have not changed. However, in 1995 the Company has incurred software development costs for major new product and platform offerings and has capitalized a portion of such costs as required by Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed". Historically, software development costs have been principally for product enhancements or refinements and expensed as incurred. Amounts capitalized through June 30, 1995 for new product and platform offerings approximated $3.3 million.

The consolidated financial statements are unaudited; however, in the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the consolidated financial position of the Company at June 30, 1995 and the consolidated results of its operations for the three and six months ended June 30, 1995 and 1994 and cash flows for the six months ended June 30, 1995 and 1994. Results of operations reported for interim periods are not necessarily indicative of results for the entire year. Certain prior year amounts have been reclassified to conform to the current year presentation.

The Company recently completed a study of goodwill and other intangible assets arising from purchase business combinations and has concluded it is appropriate to reclassify certain costs associated with the July 1991 acquisition of First Data Resources Limited (FDRL) from "Goodwill" to acquired contract and conversion costs which are included in "Other intangibles" on the Company's Consolidated Balance Sheet. Conversion costs primarily include systems and programming and other related costs associated with the conversion of new client accounts to the Company's processing systems. The reclassified costs represent those necessary to modify the acquired FDRL processing system in 1992 to provide the functionality of the Company's processing system to FDRL's customer base. The result of the reclassification, as of December 31, 1994, was an increase of $53 million in acquired contract and conversion costs, net of accumulated amortization, which will be amortized over the remaining six-year estimated life of the contracts. The $169 million remaining carrying value of goodwill relating to FDRL will be amortized over its remaining estimated life of 26 years. Previously, all acquired intangibles resulting from the FDRL acquisition were amortized over their estimated aggregate life of 20 years from the date of acquisition. The impact of these changes is immaterial to the Company's results of operations.


2.       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Net income taxes paid during the six months ended June 30, 1995 were approximately $44 million. Net income taxes paid during the same period in 1994 were approximately $60 million, net of a $1.1 million refund from American Express Company. Interest paid during the six months ended June 30, 1995 and 1994 was approximately $31 million and $21 million, respectively.

                             FIRST DATA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1995
                                  (UNAUDITED)

3.       ACQUISITIONS/DISPOSITION

On June 13, 1995, the Company announced execution of a merger agreement with First Financial Management Corporation (FFMC), a leading worldwide information services provider. Pursuant to the terms of the merger agreement, each outstanding share of FFMC common stock will be converted into 1.5859 shares of FDC common stock at closing. The transaction is valued at approximately $6.7 billion based on FDC's closing price on June 12, 1995 of $56.875. The transaction, which will be accounted for as a pooling of interests, requires the approval of the stockholders of both companies as well as various regulatory agencies. The Company anticipates closing the transaction in late 1995 or early 1996; however, no assurance can be given with respect to the timing or likelihood of such transaction closing.

Upon closing, FDC will incur one-time merger expenses including (i) investment banking, legal and miscellaneous transaction costs, currently estimated to be $52.3 million on an after-tax basis; (ii) costs associated with termination benefits of certain employees of FFMC, currently estimated to be $143.1 million on an after-tax basis, and (iii) costs associated with the integration and consolidation of the companies which are not presently estimable. The accounting policies utilized by FDC and FFMC are currently being studied from a conformity perspective; however, the impact of any potential adjustments is presently estimated to be immaterial.

On June 6, 1995, the Company completed the acquisition of the merchant processing and point-of-sale unit of ENVOY Corporation (ENVOY). ENVOY was combined with the existing merchant operations of the Company's U.S. transaction card processing unit and is reflected in the accompanying financial statements from its date of acquisition.

A summary of the purchase price paid and the preliminary allocation thereof to tangible assets acquired less liabilities assumed is as follows (thousands):

         Total consideration paid                                                        $174,533
         Tangible assets acquired less liabilities
               assumed at fair value                                                       32,426
                                                                                         --------
         Excess of purchase price over tangible
               assets acquired less liabilities assumed                                  $142,107
                                                                                         ========

The total consideration paid primarily represents the issuance of 3 million shares of FDC common stock to ENVOY stockholders valued at approximately $171 million. An additional payment of up to $21 million in FDC common stock will be required over a one- to three-year period if the acquired entity attains certain performance objectives. The excess of purchase price over tangible assets acquired less liabilities assumed is being amortized over 30 years. This acquisition has been accounted for using the purchase method.

On March 9, 1995, the Company completed the acquisition of CESI Holdings, Inc. and its subsidiary, Card Establishment Services Inc., (CES) a leading merchant transaction processor. CES was combined with the Company's U.S. transaction card processing unit to strengthen both front-end and back-office merchant transaction processing capabilities and is reflected in the accompanying financial statements from its date of acquisition.

                             FIRST DATA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1995
                                  (UNAUDITED)

The following table lists the unaudited pro forma financial information reflecting the estimated effect on the Company of the CES acquisition as if it had occurred at the beginning of each of 1995 and 1994 (in thousands, except per share amounts):

                               Three Months                              Six Months Ended
                                    Ended                                    June 30,
                               June 30, 1994                          1995            1994
                               -------------                       ---------------------------
       Revenue                    $461,555                         $978,495          $884,113
       Net income                   45,959                          103,472            86,819

       Net income per
      common share                    0.38                             0.87              0.72

The pro forma financial information presented above does not give pro forma effect to the ENVOY acquisition as the effect on pro forma earnings in the aggregate would be immaterial.

Adjustments made in arriving at pro forma unaudited results of operations include the preliminary revaluation of CES assets to their fair value, reduction of interest expense on existing debt due to lower borrowing rates of the Company, amortization of goodwill and related tax adjustments. The pro forma results do not, however, include any adjustments for cost savings or benefits from economies of scale that the Company believes would have been achieved had the transaction occurred at the beginning of each of 1995 and 1994. The pro forma financial information is presented for informational purposes and is not necessarily indicative of the future results of operations of the combined companies.

Pro forma results present revenues net of interchange and association fees. Interchange fees represent a standardized fee charged by the Visa and MasterCard credit card associations to compensate card issuing banks for the risk of transaction fraud, processing expenses and funding costs and are settled with the card issuing banks. Historically, CES presented its revenues on a gross basis. The Company presents revenues on a net basis on its consolidated financial statements as generally there is no risk to the Company associated with the interchange fees. CES' interchange and association fees were $172 million and $140 million for the three months ended June 30, 1995 and 1994, respectively, and $314 million and $258 million for the six months ended June 30, 1995 and 1994, respectively.

During the 1995 second quarter, the Company completed the sale of its health systems business to HBO & Company (HBOC) in exchange for 4 million shares of HBOC common stock valued at approximately $205 million, resulting in a pretax gain of $68.9 million which has been included in "Other income" on the Company's Consolidated Statement of Income. This pretax gain was substantially offset by income taxes of $67.7 million relating thereto. The investment in HBOC common stock is presented as "Equity securities available for sale" on the Company's Consolidated Balance Sheet. The health systems business accounted for approximately 8 percent of the Company's 1994 annual consolidated revenues and a lesser percentage of its 1994 annual consolidated operating income.

                             FIRST DATA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1995
                                  (UNAUDITED)

4.       DEBT OFFERING

On July 24, 1995, the Company completed a $200 million public debt offering of 6 3/4% Notes (the Notes) due July 15, 2005. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1996. There is no sinking fund obligation applicable to the Notes, nor are the Notes redeemable prior to maturity. The Company received net proceeds of approximately $197 million of which $165 million was used to pay down the Company's short-term borrowings under its revolving credit facilities. The remainder was used for general corporate purposes.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENTS OF INCOME

The following unaudited pro forma condensed combined statements of income give effect to the Merger of First Data Corporation ("First Data") and First Financial Management Corporation ("First Financial") under the pooling of interests method of accounting as well as First Data's acquisition of CESI Holdings, Inc. ("CESI Holdings") in March, 1995 and First Financial's acquisition of Western Union Financial Services, Inc. ("Western Union") in November, 1994 as if the Merger and such acquisitions had taken place as of January 1, 1994. For further detail relating to First Data's acquisition of CESI Holdings for the year ended December 31, 1994 see First Financial's Current Report on Form 8-K dated July 25, 1995, and for the six months ended June 30, 1995 see the First Data and CESI Holdings Unaudited Pro Forma Condensed Combined Statement of Income included herein. For further detail relating to First Financial's acquisition of Western Union for the year ended December 31, 1994, see First Financial's Current Report on Form 8-K dated March 28, 1995. The data presented for the year ended December 31, 1994 combine CESI Holdings' results of operations and First Data's results of operations for the year ended December 31, 1994; Western Union's results of operations for the period January 1, 1994 to October 31, 1994; and First Financial's results of operations for the year ended December 31, 1994 which included Western Union's results of operations from November 1, 1994. The data presented for the six months ended June 30, 1995 combine CESI Holdings' results of operations for the period January 1, 1995 through March 8, 1995; First Data's results of operations for the six months ended June 30, 1995 which included CESI Holdings' results of operations from March 9, 1995; and First Financial's results of operations for the six months ended June 30, 1995. The pro forma information is based on the historical consolidated statements of income of each of First Data, First Financial, CESI Holdings and Western Union and has been prepared under the assumptions and adjustments set forth below and in the accompanying notes to the pro forma condensed combined statements of income.

The unaudited pro forma condensed combined statements of income have been prepared by the managements of First Data and First Financial based upon their respective consolidated financial statements, as well as available information and certain assumptions which the managements believe are reasonable. Pro forma combined per share amounts are based on a conversion ratio of 1.5859 shares of First Data Common Stock for each share of First Financial Common Stock ("the Conversion Number"). The unaudited pro forma condensed combined statements of income, which include results of operations as if the Merger had been consummated on January 1, 1994, do not reflect the merger expenses anticipated to be incurred or the effects of potential increased revenues or operating synergies and cost savings anticipated to result from the Merger. In addition to the assumptions contained herein relating to the Merger of First Data and First Financial, the pro forma condensed combined statements of income for the year ended December 31, 1994 and the six months ended June 30, 1995 also reflect a number of assumptions related to the amortization of goodwill, the issuance of common stock and convertible debt and other adjustments related to the preliminary purchase price allocations of CESI Holdings and Western Union, as further explained in First Financial's Current Report cited above and in the First Data and CESI Holdings Unaudited Pro Forma Condensed Combined Statement of Income included herein. These pro forma statements

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                       STATEMENTS OF INCOME (Continued)

of income are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results that might have been achieved had the Merger, First Data's acquisition of CESI Holdings and First Financial's acquisition of Western Union occurred as of an earlier date, nor are they necessarily indicative of operating results which may occur in the future. The pro forma condensed combined statements of income do not give pro forma effect to the November 30, 1994 disposition of First Data's Cable Services Group, Inc. subsidiary, the June 6, 1995 acquisition of ENVOY Corporation by First Data or the June 17, 1995 disposition of First Data's subsidiary First Data Health Systems Corporation, as they would have had less than a 5% effect on pro forma earnings in the aggregate. It also does not give effect to the pending acquisition of Employee Benefit Plans, Inc. by First Financial as the effect on pro forma earnings in the aggregate would be immaterial.

The unaudited pro forma condensed combined statements of income should be read in conjunction with the historical consolidated financial statements and notes thereto in the companies' separate Annual Reports on Form 10-K for the year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the period ended June 30, 1995 which, in the case of First Data, such quarterly consolidated financial statements are included herein.

On August 28, 1995 First Data and First Financial announced that First Data and the Federal Trade Commission staff had reached an agreement to be presented to the Commission. Approval of the agreement, which involves only the consumer money transfer businesses of both companies, would permit consummation of the Merger. Under the terms of the preliminary agreement, First Data will be allowed to perform processing services for each of MoneyGram(SM) and Western Union, however, it will be permitted to retain only the sales and marketing functions of one. Pursuant to the agreement, the required divestiture must occur no later than fourteen months after formal approval by the Commission. First Data and First Financial are in the process of evaluating their alternatives under the preliminary agreement, however, it is more likely than not that the required divestiture, when combined with the negotiation of a processing agreement, will not have a material impact on the combined entity's ongoing results of operations.

                          FIRST DATA CORPORATION AND
                    FIRST FINANCIAL MANAGEMENT CORPORATION
                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                June 30, 1995
                                  (millions)
                                 (unaudited)


                                                                FIRST         FIRST       PRO FORMA    PRO FORMA
                                                                 DATA       FINANCIAL    ADJUSTMENTS   COMBINED
                                                               --------     ---------    -----------   ---------
ASSETS

Cash and cash equivalents                                      $  111.4     $  124.2      $             $   235.6
Short-term investments                                             58.2           --                         58.2
Equity securities available for sale                              209.5           --                        209.5
Proceeds including proceeds due from financial
  instruments sold                                              3,794.9        118.2                      3,913.1
Funds and funds due relating to merchant processing               284.8        236.3                        521.1
Accounts receivable, less allowance                               303.9        182.4                        486.3
Land, buildings and equipment at cost, net
  of depreciation                                                 367.3        160.4                        527.7
Goodwill and other intangibles, net of amortization             2,005.9      2,091.7                      4,097.6
Other assets                                                      260.4        191.1                        451.5
                                                               --------     --------      -------       ---------

                                                               $7,396.3     $3,104.3      $    --       $10,500.6
                                                               ========     ========      =======       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Drafts outstanding                                             $   58.1     $     --      $             $    58.1
Liabilities relating to financial instruments sold              3,753.0        118.3                      3,871.3
Liabilities relating to merchant processing                       277.4        221.5                        498.9
Short-term debt                                                   372.0         18.3                        390.3
Long-term debt                                                    468.3        214.3                        682.6
Senior convertible debentures                                                  447.1                        447.1
Pension obligations assumed                                                    149.6                        149.6
Accounts payable, accrued expenses and other liabilities          707.9        381.2        136.0         1,225.1
                                                               --------     --------      -------       ---------

    Total liabilities                                           5,636.7      1,550.3        136.0         7,323.0
                                                               --------     --------      -------       ---------

Stockholders' equity:
  Common stock                                                      1.2          6.4         (5.4)            2.2
  Capital surplus                                                 939.7        965.5          4.7         1,909.9
  Retained earnings                                               843.2        642.2       (195.4)        1,290.0
  Treasury stock, at cost                                         (36.9)        (0.7)         0.7           (36.9)
  Other                                                            12.4        (59.4)        59.4            12.4
                                                               --------     --------      -------       ---------

    Total stockholders' equity                                  1,759.6      1,554.0       (136.0)        3,177.6
                                                               --------     --------      -------       ---------

                                                               $7,396.3     $3,104.3      $             $10,500.6
                                                               ========     ========      =======       =========



 See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

                          FIRST DATA CORPORATION AND
                    FIRST FINANCIAL MANAGEMENT CORPORATION
                         PRO FORMA CONDENSED COMBINED
                             STATEMENTS OF INCOME
                     (millions, except per share amounts)
                                 (unaudited)

                                                   YEAR ENDED DECEMBER 31, 1994            SIX MONTHS ENDED JUNE 30, 1995
                                               -------------------------------------       ------------------------------
                                                              PRO FORMA
                                               PRO FORMA        FIRST                      PRO FORMA
                                              FIRST DATA      FINANCIAL &                 FIRST DATA
                                                & CESI         WESTERN      PRO FORMA       & CESI      FIRST    PRO FORMA
                                               HOLDINGS         UNION       COMBINED       HOLDINGS   FINANCIAL  COMBINED
                                               --------        --------     --------       --------   ---------  --------
REVENUES, NET                                  $1,862.3        $1,514.2     $3,376.5        $978.5     $806.1     $1,784.6

EXPENSES:

  Human resources                                 697.2           522.4      1,219.6         379.4      266.9        646.3
  Equipment, supplies and facilities              284.4           261.4        545.8         159.7      126.7        286.4
  Depreciation and amortization                   178.4           130.7        309.1         101.4       66.5        167.9
  Professional, advertising and other, net        333.9           256.6        590.5         154.5      181.1        335.6
                                               --------        --------     --------        ------     ------     --------
                                                1,493.9         1,171.1      2,665.0         795.0      641.2      1,436.2
                                               --------        --------     --------        ------     ------     --------

Operating income                                  368.4           343.1        711.5         183.5      164.9        348.4

Interest expense                                  (57.4)          (54.4)      (111.8)        (28.3)     (20.7)       (49.0)
Western Union pension cost                         --             (18.3)       (18.3)         --         (8.7)        (8.7)
Other income                                       50.2            --           50.2          80.9        --          80.9
                                               --------        --------     --------        ------     ------     --------

Pretax income from continuing operations          361.2           270.4        631.6         236.1      135.5        371.6

Income taxes                                      157.4           110.4        267.8         132.6       55.6        188.2
                                               --------        --------     --------        ------     ------     --------

INCOME FROM CONTINUING OPERATIONS              $  203.8        $  160.0     $  363.8        $103.5     $ 79.9     $  183.4
                                               ========        ========     ========        ======     ======     ========


Weighted average number of common shares
  and common stock equivalents                    121.4            69.0        230.8         118.8       69.6        229.2

INCOME FROM CONTINUING OPERATIONS
  PER COMMON SHARE                             $   1.68        $   2.49     $   1.63        $ 0.87     $ 1.25     $   0.83





 See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

                         FIRST DATA AND FIRST FINANCIAL
                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

The unaudited pro forma condensed combined statements of income give effect to the Merger of First Data and First Financial under the pooling of interests accounting method and also give effect to First Data's acquisition of CESI Holdings in March, 1995 and First Financial's acquisition of Western Union in November, 1994 as if such acquisitions had taken place as of January 1, 1994.

The pro forma condensed combined statements of income exclude: (i) the positive effects of potential increased revenues or operating synergies and cost savings which may be achieved upon combining the resources of the companies; (ii) investment banking, legal and miscellaneous transaction costs of the Merger, currently estimated to be $52.3 million on an after-tax basis;
(iii) costs associated with termination benefits of certain employees of First Financial, currently estimated to be $143.1 million on an after-tax basis, and
(iv) costs associated with the integration and consolidation of the companies. The estimate of costs associated with termination benefits assumes a market value for First Financial Common Stock of $90 per share, which approximates the equivalent combined market value per share of First Financial Common Stock on the date of the Merger Agreement, June 12, 1995, reflecting the Conversion Number of 1.5859. Plans for integration and consolidation of the companies' operations are currently being developed, but the associated costs are not presently estimable. The accounting policies utilized by First Data and First Financial are currently being studied from a conformity perspective; however, the impact of any potential adjustment is not presently estimated to be material.

In addition to the assumptions contained herein relating to the Merger of First Data and First Financial, the pro forma condensed combined statements of income also reflect a number of assumptions related to the amortization of goodwill, the issuance of common stock and convertible debt and other adjustments related to the preliminary purchase price allocations of CESI Holdings and Western Union, as further explained elsewhere herein or in First Data's Current Reports cited above.

The First Financial historical statement of income classifications presented herein were reclassified to be consistent with the presentation used by First Data. Historically, First Financial presented its revenues on a gross basis including interchange fees. Interchange fees represent a standardized fee charged by the Visa and MasterCard credit card associations to compensate card issuing banks for the risk of transaction fraud, processing expenses and funding costs and are settled net with the card issuing banks. First Data presents revenues on a net basis in its consolidated financial statements as generally there is no risk to a merchant acquirer associated with the interchange fees. First Financial's interchange fees were $869.1 million for the year ended December 31, 1994, and $377.8 million and $487.6 million for the six months ended June 30, 1994 and 1995, respectively.

                         FIRST DATA AND FIRST FINANCIAL
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)


2.   PRO FORMA ADJUSTMENTS

Stockholders' Equity

Stockholders' equity as of June 30, 1995 has been adjusted to reflect the following:

      Common stock is adjusted for the assumed issuance of approximately 101 million shares of First Data Common Stock in exchange for approximately 64 million shares of First Financial Common Stock issued and outstanding as of June 30, 1995, utilizing the Conversion Number of 1.5859. The number of shares of First Data Common Stock to be issued at consummation of the Merger will be based upon the actual number of shares of First Financial Common Stock outstanding at that time.

      Capital surplus is adjusted for: (i) the effects of the aforementioned issuance of shares of First Data Common Stock having a par value of $.01 per share in exchange for First Financial Common Stock having a par value of $.10 per share and (ii) the assumed cancellation of 20,000 shares of First Financial Common Stock held in treasury as of June 30, 1995.

      Other stockholders' equity is adjusted for the recognition of approximately $59.4 million of deferred compensation associated with the accelerated vesting of restricted stock awards.

As of the effective date of the Merger, all rights with respect to shares of First Financial Common Stock potentially issuable pursuant to First Financial stock option plans and convertible debentures shall immediately convert to equivalent rights with respect to First Data Common Stock utilizing the Conversion Number.

Income per Common Share

Pro forma weighted average shares and common stock equivalents for the year ended December 31, 1994 and the six months ended June 30, 1995 reflect the conversion of each share of outstanding First Financial Common Stock and each common stock equivalent that is dilutive to net income per share computations to 1.5859 shares of First Data Common Stock. Pro forma weighted average shares and common stock equivalents for the year ended December 31, 1994 and June 30, 1995 also reflect the assumed issuance as of January 1, 1994 of the shares issued by First Data in its acquisition of CESI Holdings. Common stock equivalents consist of shares issuable under each of the companies' stock option plans, shares issuable in connection with First Financial's outstanding warrants (which were exercised in the quarter ended June 30, 1995) and an assumed conversion into common stock of First Financial's senior convertible debentures issued in December 1994.

                         FIRST DATA AND FIRST FINANCIAL
                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)


3.   PRO FORMA HISTORICAL CONDENSED COMBINED INCOME STATEMENT DATA

The following table sets forth pro forma historical condensed combined income statement data for the year ended December 31, 1994 and the six-month periods ended June 30, 1994 and 1995 giving effect only to the Merger under the pooling of interests method of accounting and reflects the historical income statement data, restated to give effect to the Merger.

                                  YEAR ENDED                        SIX MONTHS                       SIX MONTHS
                               DECEMBER 31, 1994                ENDED JUNE 30, 1994              ENDED JUNE 30, 1995
                        -------------------------------    ------------------------------   ------------------------------
                          FIRST     FIRST     PRO FORMA     FIRST    FIRST      PRO FORMA    FIRST    FIRST      PRO FORMA
                          DATA    FINANCIAL   COMBINED      DATA   FINANCIAL    COMBINED     DATA   FINANCIAL    COMBINED
                        --------  ---------   ---------    ------  ---------    ---------   ------- ---------    ---------
REVENUES, NET           $1,652.2   $1,231.8   $2,884.0     $785.4    $553.8     $1,339.2     $940.1   $806.1     $1,746.2

EXPENSES                 1,305.0      952.4    2,257.4      615.2     443.9      1,059.1      754.5    641.2      1,395.7
                        --------   --------   --------     ------    ------     --------    -------   ------     --------

Operating income           347.2      279.4      626.6      170.2     109.9        280.1      185.6    164.9        350.5

Interest expense           (41.3)      (8.8)     (50.1)     (21.5)     (1.4)       (22.9)     (25.2)   (20.7)       (45.9)
Western Union
  pension cost                --       (2.3)      (2.3)        --        --           --         --     (8.7)        (8.7)
Other income                50.2         --       50.2        3.6        --          3.6       80.9       --         80.9
                        --------   --------   --------     ------    ------     --------    -------   ------     --------

Pretax income              356.1      268.3      624.4      152.3     108.5        260.8      241.3    135.5        376.8

Income taxes               148.0      108.1      256.1       62.1      44.8        106.9      133.1     55.6        188.7
                        --------   --------   --------     ------    ------     --------    -------   ------     --------

NET INCOME              $  208.1   $  160.2   $  368.3     $ 90.2    $ 63.7     $  153.9    $ 108.2   $ 79.9     $  188.1
                        ========   ========   ========     ======    ======     ========    =======   ======     ========

Weighted average number
  of common shares
  and common stock
  equivalents              111.2       62.9      211.0      111.5      62.5        210.6      115.6     69.6        226.0

NET INCOME PER
  COMMON SHARE          $   1.87   $   2.56   $   1.75     $ 0.81    $ 1.02     $   0.73    $  0.94   $ 1.25     $   0.86

                          FIRST DATA AND CESI HOLDINGS
                     UNAUDITED PROFORMA CONDENSED COMBINED
                              STATEMENT OF INCOME

The unaudited pro forma condensed combined statement of income set forth below is presented to show the estimated effect on First Data of the March 9, 1995 merger (the "CESI Holdings Merger") with CESI Holdings as if it had occurred as of January 1, 1995. In addition, certain amounts in the historical financial statements of CESI Holdings have been reclassified to conform to First Data's presentation. The accretion of dividends on CESI Holdings Series A Preferred Stock has been excluded from the accompanying pro forma condensed combined statement of income pursuant to Securities and Exchange Commission rules governing the preparation thereof. The pro forma condensed combined statement of income does not give pro forma effect to the June 6, 1995 acquisition of ENVOY Corporation or the June 17, 1995 disposition of First Data's subsidiary, First Data Health Systems Corporation, as they would have less than a 5% effect on pro forma earnings in the aggregate.

The CESI Holdings Merger is being accounted for under the purchase method of accounting by First Data and the pro forma condensed combined statement of income has been prepared on such basis of accounting utilizing estimates and assumptions as set forth below and in the notes thereto. The pro forma adjustments are based upon available information and certain assumptions which First Data's management believes are reasonable. The pro forma adjustments do not, however, include any adjustments for cost savings or benefits from economies of scale that First Data's management believes would have been achieved had the transaction occurred as of January 1, 1995. In addition, the 1995 pro forma results reflect certain acquisition-related expenses, as well as start-up expenses associated with the formation of certain bank alliances. The pro forma condensed combined statement of income is presented for informational purposes and is not necessarily indicative of the future results of operations of the combined companies, or of the results of operations of the combined companies that would have actually occurred had the transactions been consummated as of January 1, 1995.

                         FIRST DATA AND CESI HOLDINGS
                         PRO FORMA CONDENSED COMBINED
                             STATEMENT OF INCOME
                     (millions, except per share amounts)
                                 (unaudited)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995



                                 FIRST       CESI           PRO FORMA   PRO FORMA
                                 DATA      HOLDINGS(9)     ADJUSTMENTS  COMBINED
                                ------     --------        -----------  ---------
Revenues, net    (8)            $940.1       $38.4          $            $978.5

Expenses:

  Human resources                369.2        10.2                        379.4
  Equipment, supplies and
    facilities                   151.9         7.8                        159.7
  Professional, advertising
    and other                    138.8        15.7                        154.5
  Depreciation and                94.6         6.5           (4.5)(1)     101.4
    amortization                                              4.8 (2)
                                ------       -----          -----        ------
                                 754.5        40.2            0.3         795.0

Operating income (loss)          185.6        (1.8)          (0.3)        183.5

Interest expense                 (25.2)       (3.7)           1.3 (3)     (28.3)
                                                             (0.9)(4)
                                                              0.2 (5)
Other income                      80.9          --                         80.9
                                ------       -----          -----        ------

Pretax income (loss)             241.3        (5.5)           0.3         236.1

Income taxes                     133.1          --           (0.5)(6)     132.6
                                ------       -----          -----        ------

Net income (loss)               $108.2       $(5.5)         $ 0.8        $103.5
                                ======       =====          =====        ======


Net income per
  common share                  $ 0.94                                   $ 0.87
                                ======                                   ======


Weighted average number of
  common shares outstanding      115.6                        3.2 (7)     118.8
                                ======                      =====        ======

                          FIRST DATA AND CESI HOLDINGS
                     NOTES TO PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                                  (UNAUDITED)

1. Adjustment to eliminate CESI Holdings historical intangible asset amortization expense.

2. Adjustment to record amortization of acquired intangibles and goodwill over their estimated lives of ten years and thirty years, respectively, based upon First Data's preliminary allocation of the purchase price for the CESI Holdings Merger.

3. Adjustment to eliminate CESI Holdings' historical interest expense under its senior credit facility.

4. Adjustment to reflect interest expense on First Data's assumed borrowings under its revolving credit facility.

5. Adjustment to reflect amortization of debt premium on the CESI Holdings subordinated notes resulting from the preliminary purchase price allocation.

6. Adjustment to reflect income tax effects of pre-tax pro forma adjustments and to provide tax benefit on CESI Holdings' pre-tax losses.

7. Adjustment to reflect the issuance of 8.1 million shares of First Data Common Stock as well as the dilutive effect of the assumed options.

8. Historically, CESI Holdings presented its revenues on a gross basis including interchange fees. Interchange fees represent a standardized fee charged by the Visa and MasterCard credit card associations to compensate card issuing banks for the risk of transaction fraud, processing expenses and funding costs and are settled net with the card issuing banks. First Data presents revenues on a net basis in its consolidated financial statements as generally there is no risk to First Data associated with the interchange fees. CESI Holdings' interchange fees were $313.7 million for the six months ended June 30, 1995.

9. CESI Holdings' results are for the period January 1, 1995 through March 8, 1995.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                     FIRST FINANCIAL MANAGEMENT CORPORATION
                                     --------------------------------------
                                                 (Registrant)





Date: September 11, 1995              By  /s/ M. Tarlton Pittard
     --------------------------          ---------------------------------------
                                          Vice Chairman, Chief Financial Officer
                                          and Treasurer





Date: September 11, 1995              By /s/ Richard Macchia
     --------------------------          ---------------------------------------
                                          Executive Vice President
                                          and Principal Accounting Officer

                                 EXHIBIT INDEX


Exhibit No.        Description                                                                   Page
-----------        ---------------------------------------------------------------------         ----
15.1               Letter of Ernst & Young, LLP                                                  25